Exhibit 10.1

Construction

Contract & Agreement

Between

LIMONEIRA COMPANY

(owner)

And

(design-build contractor)

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EXHIBITS

Exhibit A:

Submittal Drawings from General Building Contractor and all Design – Build Sub Contractors and their associated Scopes of Work

DATED: 11.26.13 (Preliminary as of this date. They become final upon approval from Ventura County)

Exhibit B:

Construction Schedule

DATED: 11.26.13

Exhibit C:

Estimated Cost of Construction Spreadsheet

DATED: 11.26.13 (Final spreadsheet to be completed upon receipt of approved drawings from Ventura County)

Exhibit D:

General Conditions

DATED: 11.26.13

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This AGREEMENT is made as of the First day of October in the year of 2013, by and between the following parties, for services in connection with the Project identified below:

OWNER:

Limoneira Company

1141 Cummings Road

Santa Paula, CA 93060

DESIGN-BUILDER:

NEXGEN Builders, Inc.

225 Demeter Street

East Palo Alto, CA 94303

CA LIC 709928

PROJECT:

Limoneira Company

Packing House Expansion

1141 Cummings Road

Santa Paula, CA 93060

In consideration of the mutual covenants and obligations contained herein, Owner and Design-Builder agree as set forth herein.

Article 1

Scope of Work

1.1           Design-Builder shall perform all design and construction services, and provide all material, equipment, tools and labor, necessary to complete the Work described in and reasonably inferable from the Contract Documents and also described as “Packing House Expansion” and an addition to an existing cold storage building to be used for upgrading the citrus packing operations.

Article 2

Contract Documents

2.1	The Contract Documents are comprised of the following:

2.1.1           All written modifications, amendments, minor changes, and Change Orders to this Agreement issued in accordance with General Conditions of Contract.

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2.1.2           The GMP Exhibit referenced in Section 6.6.1.1 herein or, if applicable, the GMP Spreadsheet accepted by Owner in accordance with Section 6.6.2 herein,

2.1.3           This Agreement, including all exhibits A, B, C, D,

2.1.4           The General Conditions of Contract, GMP Spreadsheet, Schedule and Drawings

2.1.5           Construction Documents prepared and approved in accordance with Section 2.4 of the General Conditions of Contract.

Article 3

Interpretation and Intent

3.1          Design-Builder and Owner, prior to execution of the Agreement (and again, if applicable, at the time of acceptance of the GMP Spreadsheet by Owner in accordance with Section 6.6.2 hereof), shall carefully review all the Contract Documents, including the various documents comprising the Basis of Design Documents, for any conflicts or ambiguities. Design-Builder and Owner will discuss and resolve any identified conflicts or ambiguities prior to execution of the Agreement or, if applicable, prior to Owner’s acceptance of the GMP Spreadsheet.

3.2          The Contract Documents are intended to permit the parties to complete the Work and all obligations required by the Contract Documents within the Contract Time(s) for the Contract Price. The Contract Documents are intended to be complementary and interpreted in harmony so as to avoid conflict, with words and phrases interpreted in a manner consistent with construction and design industry standards. In the event inconsistencies, conflicts, or ambiguities between or among the Contract Documents are discovered after execution of the Agreement, or if applicable, after Owner’s acceptance of the GMP Spreadsheet, Design-Builder and Owner shall attempt to resolve any ambiguity, conflict or inconsistency informally, recognizing that the Contract Documents shall take precedence in the order in which they are listed in Section 2.1 hereof.

3.3          Terms, words and phrases used in the Contract Documents, including this Agreement, shall have the meanings given them in the General Conditions of Contract.

3.4          If Owner’s Project Criteria contain design specifications: (a) Design-Builder shall be entitled to reasonably rely on the accuracy of the information represented in such design specifications and their compatibility with other information set forth in Owner’s Project Criteria, including any performance specifications; and (b) Design-Builder shall be entitled to an adjustment in the Contract Price and/or Contract Time(s) to the extent Design-Builder’s cost and/or time of performance have been adversely impacted by such inaccurate design specification.

3.5          The Contract Documents form the entire agreement between Owner and Design-Builder and by incorporation herein are as fully binding on the parties as if repeated herein. The parties except as specifically stated in the Contract Documents have made no oral representations or other agreements.

Article 4

Ownership of Work Product

4.1          Work Product. All drawings, specifications and other documents and electronic data, including such documents identified in the General Conditions of Contract, furnished by Design-Builder to Owner under this Agreement (“Work Product”) are deemed to be instruments of service and Design-Builder shall retain the ownership and property interests therein, including but not limited to any intellectual property rights, copyrights and/or patents, subject to the provisions set forth in Sections 4.2 through 4.5 below.

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4.2          Owner’s Limited License upon Project Completion and Payment in Full to Design-Builder. Upon Owner’s payment in full for all Work performed under the Contract Documents, Design-Builder transfers to Owner all ownership and property interests, including but not limited to any intellectual property rights, copyrights and/or patents, in the Work Product. Such transfer is conditioned on Owner’s express understanding that its alteration of the Work Product without the involvement of Design-Builder is at Owner’s sole risk and without liability or legal exposure to Design-Builder or anyone working by or through Design-Builder, including Design Consultants of any tier (collectively the “Indemnified Parties”), and on the Owner’s obligations to provide the indemnity set forth in Section 4.5 below.

4.3          Owner’s Limited License upon Owner’s Termination for Convenience or Design-Builder’s Election to Terminate. If Owner terminates this Agreement for its convenience as set forth in Article 8 hereof, or if Design-Builder elects to terminate this Agreement in accordance with Section 11.4 of the General Conditions of Contract, Design-Builder shall, upon Owner’s payment in full of the amounts due Design-Builder under the Contract Documents, grant Owner a limited license to use the Work Product to complete the Project and subsequently occupy the Project, and Owner shall thereafter have the same rights as set forth in Section 4.2 above, conditioned on the following:

4.3.1        Use of the Work Product is at Owner’s sole risk without liability or legal exposure to any Indemnified Party, and on the Owner’s obligation to provide the indemnity set forth in Section 4.5 below, and

4.4          Owner’s Limited License upon Design-Builder's Default. If this Agreement is terminated due to Design-Builder's default pursuant to Section 11.2 of the General Conditions of Contract, then Design-Builder grants Owner a limited license to use the Work Product to complete the Project and subsequently occupy the Project, and Owner shall thereafter have the same rights and obligations as set forth in Section 4.2 above.

4.5          Owner’s Indemnification for Use of Work Product. If Owner is required to indemnify any Indemnified Parties based on the use or alteration of the Work Product under any of the circumstances identified in this Article 4, Owner shall defend, indemnify and hold harmless such Indemnified Parties from and against any and all claims, damages, liabilities, losses and expenses, including attorneys’ fees, arising out of or resulting from the use or alteration of the Work Product.

Article 5

Contract Time

5.1          Date of Commencement. The Work shall commence within five (5) days of Design-Builder’s receipt of Owner’s Notice to Proceed (“Date of Commencement”) unless the parties mutually agree otherwise in writing.

5.2          Substantial Completion and Final Completion.

5.2.1       Substantial Completion of the entire Work shall be achieved no later than 351 “working” calendar days after the Date of Commencement (Scheduled Substantial Completion Date May 1st, 2015).

The parties agree that the definition for Substantial Completion set forth in Section 1.2.18 of the General Conditions of Contract is hereby modified to read as follows:

“Substantial Completion is the date on which the Work, or an agreed upon portion of the Work, is sufficiently complete in accordance with the Contract Documents so that Owner can occupy and use the Project or a portion thereof for its intended purposes, provided, however, that Substantial Completion shall be deemed to have been achieved no later than the date of issuance of a Temporary Certificate of Occupancy issued by the local building official.”

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5.2.3       Final Completion of the Work or identified portions of the Work shall be achieved as expeditiously as reasonably practicable. Final Completion is the date when all Work is complete pursuant to the definition of Final Completion set forth in Section 1.2.7 of the General Conditions of Contract.

5.2.4       All of the dates set forth in this Article 5 (collectively the “Contract Time(s)”) shall be subject to adjustment in accordance with the General Conditions of Contract.

5.3	Time is of the Essence. Owner and Design-Builder mutually agree that time is of the essence with respect to the dates and times set forth in the Contract Documents.

Article 6

Contract Price

6.1	Contract Price.

6.1.1       Owner shall pay Design-Builder in accordance with Article 6 of the General Conditions of Contract a contract price (“Contract Price”) equal to Design-Builder’s Fee (as defined in Section 6.2 hereof) plus the Cost of the Work (as defined in Section 6.3 hereof), subject to any GMP established in Section 6.6 hereof and any adjustments made in accordance with the General Conditions of Contract.

6.1.2       For the specific Work set forth below; Owner agrees to pay Design-Builder, as part of the Contract Price, on the following basis:

6.2	Design-Builder’s Fee.

6.2.1	Design-Builder’s Fee shall be:

Five point sixty-five percent (5.65%) of the Cost of the Work, as adjusted in accordance with Section 6.2.2 below.

6.2.2	Design-Builder’s Fee will be adjusted as follows for any changes in the Work:

6.2.2.1    for additive Change Orders, including additive Change Orders arising from both additive and deductive items, it is agreed that Design-Builder shall receive a Fee of five point sixty-five (5.65%) of the additional Costs of the Work incurred for that Change Order.

6.2.3	Design-Builders fees shall include a two (2%) fee on owner provided equipment, for scheduling, site co-ordination and management.

6.3         The Guaranteed Maximum Price (“GMP”).

6.3.1	GMP Established Upon Execution of this Agreement.

6.3.1.1   Design-Builder guarantees that it shall not exceed the GMP of nine million, three hundred four thousand sixty-two dollars and twenty-one cents ($9,304,062.21). Documents used as a basis for the GMP shall be identified in an exhibit to this Agreement (“GMP Exhibit”).

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The GMP as established at the time of signing of this contract document may NOT be the final GMP at the time of commencement of construction. Addendums will allow the Contractor and Owners to adjust the final GMP as the design process evolves and ultimately a stamped set of construction drawings, approved by the County of Ventura, has been circulated and ALL subcontractors, and have had five (5) business to review and revise the final estimated cost of construction. The final cost will establish the contract GMP, and will remain in effect until altered by additional addendums or change orders submitted by the owners for additional or reduction in scope of work.

Design-Builder does not guarantee any specific line item provided as part of the GMP, and has the sole discretion to change overruns in one line item to savings due to under runs in any other line item. Design-Builder agrees, however, that it will be responsible for paying all costs of completing the Work adjusted in accordance with the Contract Documents.

6.3.1.2    The GMP includes a Contingency in the amount of three percent (3%) of the final approved GMP at the time of issuance of any permits from the County of Ventura. which is available for Owners exclusive use for unanticipated costs it has incurred that are the basis for a Change Order under the Contract Documents.

6.3.2	GMP Established after Execution of this Agreement.

6.3.2.1    GMP Spreadsheet. If requested by Owner, Design-Builder shall submit a GMP Spreadsheet to Owner, which shall include the following, unless the parties mutually agree otherwise:

6.3.2.1.1       A proposed GMP, which shall be the sum of:

i. Design-Builder’s Fee as defined in Section 6.2.1 hereof;

ii. Inclusive of any Contingency as defined in Section 6.3.1.2 hereof; and

iii. If applicable, any prices established under Section 6.1.2 hereof.

6.3.2.1.2       The Basis of Design Documents, which may include, by way of example, Owner’s Project Criteria, which are set forth in detail and are attached to the GMP Spreadsheet

6.3.2.1.3       A list of the assumptions and clarifications made by Design-Builder in the preparation of the GMP Spreadsheet which list is intended to supplement the information contained in the drawings and specifications and is specifically included as part of the Basis of Design Documents;

6.3.2.1.4       The Scheduled Substantial Completion Date upon which the proposed GMP is based, to the extent said date has not already been established under Section 5.2.1 hereof, and a schedule upon which the Scheduled Substantial Completion Date is based;

6.3.2.1.5       If applicable, a schedule of unit prices.

6.3.2.1.6       If applicable, a statement of Additional Services (Owner provided equipment), which may be performed, but which are not included in the GMP and which, if performed, shall be the basis for an increase in Contract Time.

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6.3.2.2     Review and Adjustment to GMP Spreadsheet. After submission of the GMP Spreadsheet, Design-Builder and Owner shall meet to discuss and review the GMP Spreadsheet. If Owner has any comments regarding the GMP Spreadsheet or finds any inconsistencies or inaccuracies in the information presented, it shall promptly give written notice to Design-Builder of such comments or findings. If appropriate, Design-Builder shall, upon receipt of Owner’s notice, make appropriate adjustments to the GMP Spreadsheet.

6.3.2.3     Acceptance of GMP Spreadsheet. If Owner accepts the GMP Spreadsheet, as may be amended by Design-Builder, the GMP and its basis shall be set forth in an amendment to this Agreement.

6.3.2.4     Failure to Accept the GMP Spreadsheet. If Owner rejects the GMP Spreadsheet, or fails to notify Design-Builder in writing on or before the date specified in the GMP Spreadsheet that it accepts the GMP Spreadsheet, the GMP Spreadsheet shall be deemed withdrawn and of no effect. In such event, Owner and Design-Builder shall meet and confer as to how the Project will proceed, with Owner having the following options:

6.3.2.4.1     Owner may suggest modifications to the GMP Spreadsheet, whereupon, if such modifications are accepted in writing by Design-Builder, the GMP Spreadsheet shall be deemed accepted and the parties shall proceed in accordance with Section 6.3.2.3 above.

6.3.2.4.2     Owner may authorize Design-Builder to continue to proceed with the Work on the basis of reimbursement as provided in Section 6.1 hereof without a GMP, in which case all references in this Agreement to the GMP shall not be applicable;

Article 7

Procedure for Payment

7.1	Progress Payments.

7.1.1      Design-Builder shall submit Pay Requests to Owner on the Twenty-eighth (28th) day of each month for review by owner. If accepted by owner, owner will submit for disbursement on or about the TENTH (10th) day of each month, beginning with the first month after the Date of Commencement,

7.1.2       Owner shall make payment within ten (10) days after Owner’s receipt of each properly submitted and accurate Application for Payment in accordance with Article 6 of the General Conditions of Contract, but in each case less the total of payments previously made, and less amounts properly withheld under Section 6.3 of the General Conditions of Contract.

7.1.3       General contractor, as part of the pay application procedure, will also submit the following documents:

1.	Conditional progress payment lien release for all subcontractors and general contractor.
2.	Unconditional progress payment lien release from all payments made in previous months pay application
3.	Unconditional final progress payment lien releases upon final payment

No payments will be released without submittal of these documents.

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7.1.4       If Design-Builder’s Fee under Section 6.2.1 hereof is a fixed amount, the amount of Design-Builder’s Fee to be included in Design-Builder’s monthly Application for Payment and paid by Owner shall be proportional to the percentage of the Work completed, less payments previously made on account of Design-Builder’s Fee.

7.2         Final Payment. Design-Builder shall submit its Final Application for Payment to Owner in accordance with Section 6.7 of the General Conditions of Contract. Owner shall make payment on Design-Builder’s properly submitted and accurate Final Application for Payment (less any amount the parties may have agreed to set aside for warranty work) within ten (10) days after Owner’s receipt of the Final Application for Payment, provided that Design-Builder has satisfied the requirements for final payment set forth in Section 6.7.2 of the General Conditions of Contract.

7.3         Interest. Payments due and unpaid by Owner to Design-Builder, whether progress payments or final payment, shall bear interest commencing thirty (30) days after payment is due at the rate of one and one half percent (1.5%) per month until paid.

Article 8

Termination for Convenience

8.1         Upon ten (10) days’ written notice to Design-Builder, Owner may, for its convenience and without cause, elect to terminate this Agreement. In such event, Owner shall pay Design-Builder for the following:

8.1.1       All Work executed and cost or expenses in connection with the Work;

8.1.2       The reasonable costs and expenses attributable to such termination, including demobilization costs and amounts due in settlement of terminated contracts with Subcontractors and Design Consultants.

8.1.3       Both 8.1.1 and 8.1.2 will include the profit and overhead (5.65%) as stated in agreed contract

8.2         If Owner terminates this Agreement pursuant to Section 8.1 above and proceeds to design and construct the Project through its employees, agents or third parties, Owner’s rights to use the Work Product shall be as set forth in Section 4.3 hereof. Such rights may not be transferred or assigned to others without Design-Builder’s express written consent and such third parties’ agreement to the terms of Article 4.

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Article 9

Representatives of the Parties

9.1	Owner’s Representatives.

9.1.1       Owner designates the individual listed below as its Senior Representative (“Owner Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Section 10.2.3 of the General Conditions of Contract:

Alex Teague

Senior Vice President

1141 Cummings Road

Santa Paula, CA 93060

805.525.5541

9.1.2       Owner designates the individual listed below as its Owner’s Representative, which individual has the authority and responsibility set forth in Section 3.4 of the General Conditions of Contract.

Doug Hawkins

Project Manager

1141 Cummings Road

Santa Paula, CA 93060

805.525.5541 ext 284

dhawkins@limoneira.com

9.2	Design-Builder’s Representatives.

9.2.1       Design-Builder designates the individual listed below as its Senior Representative (“Design-Builder’s Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Section 10.2.3 of the General Conditions of Contract:

Steven Vencill, Program Manager

NEXGEN Builders, Inc.

225 Demeter Street

East Palo Alto, CA 94303

408.781.0094 (c)

650.322.5800 (o)

9.2.2       Design-Builder designates the individual listed below as its Design-Builder’s Representative, which individual has the authority and responsibility set forth in Section 2.1.1 of the General Conditions of Contract:

John McCann, Project Manager

NEXGEN Builders, Inc.

225 Demeter Street

East Palo Alto, CA 94303

831.227.8270 (c)

650.322.5800 (o)

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In executing this Agreement, Owner and Design-Builder each individually represents that it has the necessary financial resources to fulfill its obligations under this Agreement, and each has the necessary corporate approvals to execute this Agreement, and perform the services described herein.

OWNER:		DESIGN-BUILDER:

Alex Teague or Representative		NEXGEN Builders, Inc.
(Name of Owner)		(Name of Design-Builder)

/s/ Alex Teague		/s/ Steve Vencill
(Signature)		(Signature)

Alex Teague		Steve Vencill
(Printed Name)		(Printed Name)

Senior Vice President		Program Manager
(Title)		(Title)

Date:	11/27/13	Date:	12/3/13

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